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                                                                 Exhibit 10.21

                             EMPLOYMENT AGREEMENT


      This Employment Agreement (this "Agreement") dated as of August 1, 1997 is by and between Continental Circuits Corp., a Delaware corporation
("Continental"), and Frederick G. McNamee, III, an individual ("Employee").

      A. Continental is engaged in the business of manufacturing complex multilayer circuit boards.

      B. Employee is presently employed by Continental and both parties wish to continue and redefine the nature of the employment relationship.

      C. The parties wish to set forth in this Agreement the terms and conditions of such employment.

      In consideration of the recitals and mutual agreements hereinafter set forth, the parties agree as follows:

      1. Employment and Duties. Continental agrees to employ Employee on a full-time basis, subject to the terms and conditions provided herein, and Employee agrees to accept such full-time employment upon said terms and conditions. Employee's initial title shall be Chairman of the Board, President and Chief Executive Officer of Continental, in which capacity Employee shall have general responsibility for the activities and operations of Continental, subject to the direction and control of Continental's Board of Directors (the "Board"). Although Employee understands that his duties will include a substantial amount of business travel, during the entire term of employment, he shall be based in the Phoenix, Arizona, Area. A transfer of Employee's primary office assignment outside the Phoenix Area (a "Reassignment") shall constitute a termination without cause for purposes of Section 6(b). Employee shall have responsibility for serving as the Company's principal spokesperson to the financial community and shareholders, and shall report directly to the Board. Without limiting the generality of the foregoing, Employee initially shall, in part, have the following responsibilities:

            a. Develop the Company's annual budget during the fourth quarter of each year.

            b. Assemble and motivate an appropriate management team.

            c. Hire, fire and control all Company relations with all other Company employees.
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            d. Establish annual goals for each member of the management team;
manage each member for optimum performance; and recommend compensation adjustments for each member annually, for action by the Compensation Committee of the Board (the "Compensation Committee").

            e. Ensure compliance with all applicable laws and governmental rules, regulations and orders.

            f. Report all material events to the Board on a timely basis.

            g. Without Board approval, execute contracts (i) with exposure to the Company of up to $500,000 and (ii) for purchases of product in the ordinary course of business and consistent with the annual budget approved by the board of directors.

            h. Provide to the Board a comprehensive report and any other reports as requested by the Board from time to time.

      2. Term. The term of employment under this Agreement shall commence on August 1, 1997 (the "Effective Date") and shall continue for a period of two years, unless earlier terminated as set forth in Section 6 below. Thereafter, this Agreement shall automatically renew for additional one-year terms unless either party gives the other notice of non-renewal at least 30 days prior to the expiration of the initial term or any renewal term.

      3.    Compensation.

            a. Base Salary. Continental agrees to pay Employee a base salary, before deducting all applicable withholdings, at the annual rate of $235,000 (the "Base Salary"), which shall be payable in accordance with Continental's standard executive payroll policies as they may be revised from time to time. Continental's Compensation Committee shall consider increases in the annual rate of pay to be effective on August 1 of each year, commencing on August 1, 1998.

            b. Incentive Bonus. Continental's Compensation Committee shall design and present to the Board for review, adjustment and adoption, an incentive compensation program for key employees, which will include cash and stock option incentives, and will provide for participation by Employee.

            c. Stock Options. Continental shall grant to Employee options to purchase 150,000 shares of Continental's common stock, with an exercise price equal to the fair market value of the stock on the day this Agreement is executed. 2,500 of such options shall vest on August 31, 1997, and so long as Employee is still employed by Continental, an additional 2,500 options shall vest on the last day of each calendar month thereafter.




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      4.    Benefits.

            a. While Employee is employed hereunder, Continental shall pay for and provide Employee and his dependents with the same amount and type of health, medical, dental and life insurance as is provided from time to time to senior executive officers of Continental during the term of this Agreement. The manner of implementation of such benefits with respect to such items as procedures and amounts is discretionary with the Company but shall be commensurate with Employee's executive status

            b. During his employment, Continental will also provide Employee with a reasonable automobile expense allowance (including lease, parking, fuel, maintenance and insurance payments) in an amount consistent with that furnished from time to time to other executive officers of Continental.

            c. During the term of Employee's employment, the Company shall provide and pay for the following insurance plans (i) A short-term disability policy that pays at the rate of 80% of Employee's base salary for a period of up to the 91st through 180th day of disability; (ii) A long-term disability policy that pays at the rate of 60% of Employee's base salary for an indefinite period beginning on the 181st day of disability; provided that Employee shall be entitled to purchase and pay for reasonable additional long-term coverage at group rates; (iii) Term life insurance in the face amount of $1 million, payable to beneficiaries designated by Employee; and (iv) Accidental death and dismemberment insurance in a face amount of $500,000 for loss of life, payable to Employee or beneficiaries designated by Employee.

            d. Continental shall, upon receipt of appropriate documentation, reimburse Employee each month for his reasonable travel, lodging and other ordinary and necessary business expenses consistent with Continental's policies as in effect from time to time.

      5. Vacation. Employee shall be entitled to four weeks of vacation, with pay, per year. In addition, Employee shall be entitled to such holidays as Continental may approve for its executive personnel.

      6. Termination. The Board may terminate Employee's employment by Continental prior to the expiration of the initial term of employment or any extension thereof, in the manner provided in either Section 6(a), Section 6(b) or Section 6(c). Additionally, if notice of non-renewal is given pursuant to
Section 2, the term of employment shall expire at the end of the then current term and Employee shall be entitled to compensation as provided in Section 6(e). Employee may terminate his employment with Continental upon delivery of reasonable written notice.



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            a. For Cause. Continental may terminate this Agreement for cause upon written notice to the Employee stating the facts constituting such cause, provided that Employee shall have 60 days following such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for cause hereunder. In the event of termination for cause, Continental shall be obligated to pay the Base Salary at the current rate through a period of one year from the date of termination. Cause shall include material neglect of duties, willful failure to abide by ethical and good faith instructions or policies from or set by the Board, commission of a felony or serious misdemeanor offense or pleading guilty or nolo contendere to same, the commission by Employee of an act of dishonesty or moral turpitude involving Continental, Employee's material breach of this Agreement, the filing of bankruptcy proceedings by or against Employee, or breach by Employee of any other material obligation to Continental.

            b. Without Cause. Continental may terminate this Agreement at any time immediately, without cause, by giving written notice to Employee. Upon a termination without cause or upon a Reassignment, Continental shall (i) pay to Employee the Base Salary through the date of termination plus an amount equal to two years Base Salary or the remaining term of the Agreement, whichever is longer, less applicable withholdings; and (ii) within 90 days after the end of the fiscal year in which termination pursuant to this Section 6(b) occurs, Employee shall be entitled to receive a bonus payment (calculated and payable in the manner described in Section 3[b]), if any, based upon Continental's financial performance for such fiscal year or the average of the bonuses earned by Employee in previous years, whichever is higher, which shall be prorated to the extent that Employee's employment during such fiscal year was for a period of less than the full year.

            c. Disability. If during the term of this Agreement, Employee fails to perform his duties hereunder because of illness or other incapacity for a period of three consecutive months, Continental shall have the right to terminate this Agreement without further obligation hereunder except for any bonus amount payable in accordance with this Section 6(c) and any amounts payable pursuant to disability plans generally applicable to executive employees. Within 90 days after the end of the fiscal year in which termination pursuant to this Section 6(c) occurs, Employee shall be entitled to receive a bonus payment as set forth in Section 6(b).

            d. Death. If the Employee dies during the term of this Agreement, this Agreement shall terminate immediately, and the Employee's legal representatives shall be entitled to receive the Base Salary due the Employee for 60 days following death, and any other death benefits generally applicable to executive employees. In addition, within 90 days after the end of the fiscal year in which Employee's death occurs, Employee's legal representative shall be entitled to receive a bonus payment as set forth in Section 6(b).

            e. Non-Renewal. If Employee's term of employment is not renewed by Continental as contemplated by Section 2 at the end of the initial term or any subsequent term, Continental shall, (i) pay to Employee the Base Salary through the end of the term plus an amount equal to two years Base Salary, less applicable withholdings; and (ii) within 90 days after the end


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of the fiscal year in which the termination of employment pursuant to this
Section occurs, Employee shall be entitled to receive a bonus payment as set forth in Section 6(b).


            f. Resignation. Employee shall give Continental at least 90 days notice before the effective date of any resignation of his employment.

      7.    Non-competition; Non-solicitation.

            a. Confidential Information. Employee acknowledges that Employee may receive, or contribute to the production of, Confidential Information. For purposes of this Agreement, Employee agrees that "Confidential Information" shall mean information or material proprietary to Continental or designated as Confidential Information by Continental and not generally known by non-Continental personnel, which Employee develops or of or to which Employee may obtain knowledge or access through or as a result of Employee's relationship with Continental (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing) related to Continental's business: Discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how", formulae, marketing techniques and materials, marketing and development plans, business plans, customer names and other information related to customers, price lists, pricing policies, methods of operation, financial information, employee compensation, and computer programs and systems. Confidential Information also includes any information described above which Continental obtains from another party and which Continental treats as proprietary or designates as Confidential Information, whether or not owned by or developed by Continental. Employee acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time Employee first learns of such information, or generic information or knowledge which Employee would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information. Employee further agrees:

                  (1) To furnish Continental on demand, at any time during or after employment, a complete list of the names and addresses of all present, former and potential suppliers, customers and other contacts gained while an employee of Continental in Employee's possession, whether or not in the possession or within the knowledge of Continental.

                  (2) That all notes, memoranda, electronic storage, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to Continental, and Employee agrees to turn over all copies of such materials in


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Employee's control to Continental upon request or upon termination of Employee's employment with Continental.

                  (3) That while employed by Continental and thereafter Employee will hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Employee's work for Continental.

                  (4) That any idea in whole or in part conceived of or made by Employee during the term of his employment, consulting, or similar relationship with Continental which relates directly or indirectly to Continental's current or planned lines of business and is made through the use of any of the Confidential Information of Continental or any of Continental's equipment, facilities, trade secrets or time, or which results from any work performed by Employee for Continental, shall belong exclusively to Continental and shall be deemed a part of the Confidential Information for purposes of this Agreement. Employee hereby assigns and agrees to assign to Continental all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. Employee shall acknowledge and deliver to Continental, without charge to Continental (but at its expense) such written instruments and do such other acts, including giving testimony in support of Employee's authorship or inventorship, as the case may be, necessary in the opinion of Continental to obtain patents or copyrights or to otherwise protect or vest in Continental the entire right and title in and to the Confidential Information.

            b. Non-solicitation. During the term of Employee's employment by Continental and for a period of one year thereafter, Employee agrees that he shall not (for the purpose of or which results in competition with Continental or any of its affiliates or subsidiaries) either solicit any past or existing customers, clients, suppliers, or business patronage of Continental or any of its predecessors, affiliates or subsidiaries or use any Confidential Information (as defined in Section 7[a]); nor will he solicit for any purpose the employment of any employees of Continental or any of its affiliates or subsidiaries.

            c. Injunctions. It is agreed that the restrictions contained in this
Section 7 are reasonable, but it is recognized that damages in the event of the breach of any of the restrictions will be difficult or impossible to ascertain; and, therefore, Employee agrees that, in addition to and without limiting any other right or remedy Continental may have, Continental shall have the right to an injunction against Employee issued by a court of competent jurisdiction enjoining any such breach without showing or proving any actual damage to Continental.

            d. Part of Consideration. Employee also agrees, acknowledges, covenants, represents and warrants that he is fully and completely aware that, and further understands that, the foregoing restrictive covenants are an essential part of the consideration for Continental entering into this Agreement and that Continental is entering into this Agreement in full reliance on these acknowledgments, covenants, representations and warranties.


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            e. Time and Territory Reduction. If the period of time and/or territory described above are held to be in any respect an unreasonable restriction, it is agreed that the court so holding may reduce the territory to which the restriction pertains or the period of time in which it operates or may reduce both such territory and such period, to the minimum extent necessary to render such provision enforceable.

            f. Survival. The obligations described in this Section 7 shall survive any termination of this Agreement or any termination of the employment relationship created hereunder.

      8. Governing Law and Venue. Arizona law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

      9. Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any party. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereof.

      10. Nondelegability of Employee's Rights and Continental Assignment Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Employee, Continental may transfer Employee to an affiliate of Continental, which affiliate shall assume the obligations of Continental under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring Continental or its business.

      11. Severability. If any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

      12. Attorneys' Fees. Except as otherwise provided herein, if any party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees


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by the non-prevailing party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

      13. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly given, upon receipt, if either personally delivered, sent by certified mail, return receipt requested, or sent by a nationally-recognized overnight courier service, addressed to the parties as follows:

      If to Continental:          Continental Circuits Corp.
                                    Attention: Board of Directors
                                    3502 East Roeser Road
                                    Phoenix, AZ 85040

      With a copy to:             Quarles & Brady
                                    Attention: P. Robert Moya
                                    One East Camelback Road, Suite 400
                                    Phoenix, AZ 85012

      If to Employee:             Frederick G. McNamee, III
                                    Continental Circuits Corp.
                                    3502 East Roeser Road
                                    Phoenix, AZ 85040

or to such other address as either party may provide to the other in accordance with this Section.

      14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof (i.e., Employee's employment by Continental) and supersedes all prior or contemporaneous employment agreements and understandings or agreements in regard to Employee's employment by the Company; provided, however, that (except as specifically set forth herein) this Agreement shall not affect or supersede any rights of Continental or Employee under or relating to the Company's Stock Option Plans or under or relating to the Transition Compensation Plan dated as of July 1, 1997. No modification or addition to this Agreement shall be valid unless in writing, specifically referring to this Agreement and signed by all parties hereto. No waiver of any rights under this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver. No waiver of any term or condition contained in this Agreement shall be deemed or construed as a further or continuing waiver of such term or condition, unless the waiver specifically provides otherwise.



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            IN WITNESS WHEREOF, the parties have executed this Agreement as of
August 1, 1997.

CONTINENTAL:                                    EMPLOYEE:



CONTINENTAL CIRCUITS CORP.
a Delaware corporation                           /s/ Frederick G. McNamee, III
                                                 -----------------------------
                                                     Frederick G. McNamee, III


By:      /s/ Joseph G. Andersen
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Its:     Vice President and Chief Financial Officer
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